EXHIBIT 10.1
SEPARATION AND RELEASE AGREEMENT
     This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into as of August 4, 2009 by and between Oceaneering International, Inc. (the “Company”), and Philip D. Gardner (“Executive”) (collectively, the “Parties”). The Company has employed Executive as Senior Vice President — Subsea Products and the Parties are desirous of mutually terminating their employment relationship under certain terms and conditions as follows:
     1. Termination of Employment. Executive’s termination of employment date is August 4, 2009 (“Termination Date”). Executive acknowledges that pursuant to this Agreement and as of the Termination Date, Executive is resigning all of his positions as an officer of the Company and as an officer or director of all subsidiaries and affiliates of the Company.
     2. Consideration for Agreement, including Release. As consideration for the terms set forth in this Agreement, including, but not limited to, the unconditional release set forth in paragraph 3 below and subject to the terms and conditions set forth herein, including, but not limited to, withholding of taxes and other employee deductions set forth in paragraph 13 below, the Company agrees as follows:
a.	The Company will pay Executive a lump sum of Two Hundred Thousand Dollars ($200,000.00). Other than through this Agreement, Executive is not otherwise entitled to this payment.

b.	Executive may exercise the option to purchase the 7,500 shares of common stock of the Company which is vested and has been granted pursuant to a stock option agreement between the Company and Executive dated December 27, 2004 (the “Option”) in accordance with the terms of the Option until the extended date of December 26, 2009, which is the expiration date of the Option. Other than through this Agreement, the time period within which the Option would have remained exercisable in accordance with the terms of the Option would only have extended to November 3, 2009.

c.	The Company will pay Executive for all salary earned but unpaid through the Termination Date, and unused, accrued vacation time through the Termination Date, and for unreimbursed business expenses (in accordance with usual Company policies and practices).

d.	The Company will also distribute to Executive the amount Executive is entitled to under the Company and Executive Account Value portion of the Company’s Supplemental Executive Retirement Plan (the “SERP”).
     Executive expressly acknowledges the payment and extended period within which to exercise the Option described above in paragraphs 2.a and 2.b., respectively, are more than the Company is required to provide under its regular policies and procedures and the Option, and are conditional upon execution of the Agreement and the expiration of the revocation period referenced in paragraph 5 below without an effective revocation by Executive having occurred.

The payment described above in paragraph 2.a. will be made within seven business days after the date the revocation period referenced in paragraph 5 below has expired, without Executive’s revocation, less any of said amount that may have been sooner paid by Company to Executive. The salary earned but unpaid and unused, accrued vacation time payment described in paragraph 2.c. will be made within seven business days after the revocation period has expired, less any of said amount that may have been sooner paid by Company to Executive. Reimbursable business expenses described in paragraph 2.c. will be paid within seven business days after receipt of Executive’s expense report, and Executive’s expense report(s) must be submitted no later than October 1, 2009. Inasmuch as Executive is a “specified employee” as defined and applied in Section 409A of the Internal Revenue Code, as amended, the distribution specified in paragraph 2.d. will be paid to him in accordance with provisions of the SERP in a lump sum as promptly as practicable after the first business day following the six-month anniversary of the Termination Date.
     3. Release of Claims. Except as set forth in paragraph 6 below, Executive agrees to the following:
a.	Executive, for himself and for his heirs, executors, administrators, successors, estates, beneficiaries, assigns, and representatives, for the consideration set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, hereby KNOWINGLY, VOLUNTARILY AND (EXCEPT AS PROVIDED IN PARAGRAPH 5 BELOW) UNCONDITIONALLY RELEASES, ACQUITS and FOREVER DISCHARGES in all capacities the Company, and all present and former agents, directors, officers, owners, executives, representatives, predecessors, corporate affiliates, successors, assigns, insurers and underwriters, even though not named herein (each referred to as a “Party Released”) from any and all claims, demands, rights, liens, debts, liabilities, and causes of action of any kind or character whatsoever, whether at law or in equity, including, but not limited to, those for breach of contract, wrongful termination, tortious interference with contract, retaliation, intentional infliction of emotional distress, assault, battery, discrimination, harassment, defamation, conspiracy, negligence, and gross negligence, and those arising under: Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, 42 U.S.C. § 2000e et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d) et seq.; the Civil Rights Act of 1966, 42 U.S.C. § 1981; 42 U.S.C. § 1985; 42 U.S.C. § 1988; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; any and all claims under the laws governing employee benefits, including, but not limited to, the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; and any and all other claims under Texas, or any federal, state, or local law, whether statutory or at common law or otherwise, which Executive has had, has, or may have in the future as the result of, in connection with, or arising from his employment or separation from employment with, for, or around, any of the entities or individuals identified herein as a Party Released which could have been asserted against a Party Released. Executive understands and agrees that no claims whatsoever against any Party Released of the nature described above are reserved; provided, however, that the release set forth in this paragraph 3.a. shall not affect the rights of Executive to the consideration set forth in paragraph 2 above.
     4. Period for Review and Consideration of Agreement, including the Release in paragraph 3 above. Executive understands that he has been given 21 days to review and consider this Agreement before executing it. Executive further understands he may use as much of this 21-day period as he wishes prior to executing this Agreement. Executive must execute and return the Agreement on or after Termination Date and no later than the expiration of this 21-day period.
     5. Executive’s Right to Revoke Agreement, including the Release in paragraph 3 above. Executive may revoke this Agreement within seven calendar days of executing and returning it to the Company. Revocation must be made by delivering a written notice of revocation to the Company c/o General Counsel, 11911 FM 529, Houston, Texas 77041 either by hand, by facsimile transmission to (713) 329-4654, or by certified mail, return receipt requested. For any such revocation to be effective, written notice must be received by no later than midnight, Houston time on the seventh calendar day after Executive signs and returns this Agreement. If Executive revokes this Agreement it shall not be effective or enforceable and Executive will not receive any of the compensation or other benefits described in this Agreement other than amounts stated in paragraph 2.c. and 2.d. above, and his rights pursuant to the Option specified in paragraph 2.b. (without the extended time period for exercise of the Option specified therein) and his rights under other agreements between the Company and Executive, which Executive would otherwise have been entitled to receive notwithstanding this Agreement.
     6. Non-Release of Future ADEA Claims. This Agreement shall not waive or release any rights or claims Executive may have under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, which arise after the execution date of this Agreement.
     7. Encouragement to Consult with Attorney. Executive acknowledges that he was advised in writing to consult with an attorney before signing this Agreement. Executive acknowledges that he has had an opportunity to be represented by counsel in this matter and has had the opportunity to seek counsel’s assistance in reviewing this Agreement.
     8. Non-Disparagement. Executive agrees that he will not orally or in writing disclose, communicate or publish any disparaging information concerning the Company, its subsidiaries and affiliates together with all their respective officers, directors or employees, products, services, operations, technology, proprietary or business information. The Company agrees that neither the Company formally nor any director or officer of the Company will orally or in writing disclose, communicate or publish any disparaging information concerning the Executive.

     9. Indemnification. This Agreement does not terminate or otherwise affect any right Executive may have to indemnification under the Company’s restated certificate of incorporation, amended and restated bylaws or applicable law, each as currently in effect; provided however, that rights shall remain subject to all applicable terms of such documents or law, as applicable.
     10. Consequences of Executive Violation of Promises. To the extent permitted by applicable law, Executive will pay for all costs and reasonable attorneys’ fees incurred by the Company in successfully defending against Executive’s claims in breach of this Agreement, including any unsuccessful challenges to the validity of this Agreement. In addition, if Executive breaks the promises he made in this Agreement, Executive agrees to repay to the Company the gross sum of any money and other compensation and/or benefits provided by the Company in paragraph 2.a., except as otherwise prohibited by law. Executive further realizes that even if he violates the terms of this Agreement, this Agreement shall remain in full force and effect, including Executive’s release of all claims.
     11. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, except for any conflicts of laws provisions thereof that would result in the application of the laws of any other jurisdiction. Any dispute or conflict arising out of or relating to this Agreement must be brought in a court that has jurisdiction over matters in Harris County, Texas. Furthermore, Executive agrees such court shall have personal jurisdiction over him and further agrees to waive any rights he may have to challenge the court’s jurisdiction over him or venue.
     12. Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision or term of this Agreement, and all other provisions and parts of this Agreement shall remain in full force and effect.
     13. Withholding of Taxes and other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement, all federal, state, city and other taxes as may be required pursuant to any applicable law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees in Texas generally.
     14. Entire Agreement. Except for the Employee Confidentiality, Intellectual Property, Non-Solicitation and Conflicts of Interest Agreement dated April 1, 2004 between Executive and the Company and as provided in any signed written agreement which is hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the Parties with respect to Executive’s employment by the Company and termination of employment with the Company. Any modification of this Agreement will be effective only if it is in writing and signed by Executive and the President of the Company.

     15. Capacity of the Parties. Executive represents and warrants to the Company that he has the full power, capacity and authority to enter into this Agreement, and that no portion of any claim, right, demand, action or cause of action that Executive has or might have had arising out of the acts, events, transactions, and occurrences referred to herein have been assigned, transferred, or conveyed to any person not a party to this Agreement, by way of subrogation, operation of law, or otherwise, and that no releases or agreements are necessary or need to be obtained from any other person or entity to release and discharge completely any of Executive’s claims released in this Agreement.
     16. Binding on Executive. Executive represents and warrants to the Company that he understands that if the facts upon which this Agreement are found hereafter to be different from the facts now believed to be true, this Agreement will remain binding and effective and the Parties expressly accept and assume the risk of such possible differences and agree that this Agreement shall remain binding and effective, notwithstanding such potential differences.
     17. Voluntary Action by Executive. Executive further acknowledges that he is entering into this Agreement on a knowing and voluntary basis.
     18. Binding On Successors. The provisions of the Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs, executors, and administrators of the respective Parties.
     19. Construction. The Parties acknowledge that the Parties have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date(s) written below.

/s/ Philip D. Gardner
Philip D. Gardner
Date: August 6, 2009

Oceaneering International, Inc.
By:	/s/ T. Jay Collins
T. Jay Collins
President & Chief Executive Officer
Date: August 6, 2009

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